EXHIBIT (21)
                   SUBSIDIARIES OF REGISTRANT

     Registrant owns 100% of the outstanding stock of each of the following corporations:

                  NAME                       STATE OF INCORPORATION
     ------------------------------          ----------------------

     Great Oaks Insurance Company            Ohio

     Harleysville-Atlantic Insurance
      Company                                Georgia

     Harleysville Insurance Company
      of New Jersey                          New Jersey

     Huron Insurance Company                 Pennsylvania

     Lake States Insurance Company           Michigan

     Mid-America Insurance Company           Connecticut

     Minnesota Fire and Casualty
      Company                                Minnesota

     New York Casualty Insurance
      Company                                New York

     Worcester Insurance Company             Massachusetts

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